                                                                  EXHIBIT (d)(3)


                                TENDER AGREEMENT

         TENDER AGREEMENT (this "AGREEMENT"), dated as of January 18, 2001, by and between Ocean Energy, Inc., a Texas corporation ("PARENT"), OEI Acquisition Corp. (the "PURCHASER"), a Nevada corporation and a wholly-owned subsidiary of Parent, and the stockholders set forth in Schedule I hereto (each, a "STOCKHOLDER" and collectively, the "STOCKHOLDERS").

         WHEREAS, concurrently herewith, Parent, Purchaser and Texoil, Inc. (the "COMPANY"), a Nevada corporation, are entering into an Agreement and Plan of Merger of even date herewith (the "MERGER AGREEMENT") (capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), pursuant to which Purchaser has agreed to commence a tender offer (the "OFFER") to purchase (i) all of the outstanding shares (the "COMMON SHARES") of the Company's common stock, par value $0.01 per share ("COMPANY COMMON STOCK"), at a price per Common Share of $8.25 (such price or such higher price as may be paid for Common Shares in the Offer, the "OFFER PRICE") net to the seller in cash and (ii) all of the outstanding shares (the "PREFERRED SHARES") of the Company's Series A Convertible Preferred Stock, par value $0.01 per share ("COMPANY PREFERRED STOCK"), at a price per Preferred Share of $18.04 (such price or such higher price as may be paid for Preferred Shares in the Offer, the "PREFERRED OFFER PRICE") net to the seller in cash;

         WHEREAS, as of the date hereof, each Stockholder owns, beneficially and of record, the outstanding shares of Common Stock, Preferred Stock, the options to purchase Common Stock the ("COMPANY OPTIONS") and warrants convertible into Common Stock (the "COMPANY WARRANTS") set forth opposite such Stockholder's name on Schedule I hereto; provided, however, that any shares held in a fiduciary capacity for the benefit of others by any Stockholder that is a financial institution or its Affiliates shall not be subject to this Agreement;

         WHEREAS, as a condition to their willingness to enter into the Merger Agreement and make the Offer, Parent and Purchaser have required that each Stockholder agree, and in order to induce Parent and Purchaser to enter into the Merger Agreement, each Stockholder hereby agrees, (i) to tender pursuant to the Offer the Common Shares and the Preferred Shares now legally and/or beneficially owned ("OWNED") by such Stockholder (the "OWNED SHARES"), together with any Shares acquired after the date hereof and prior to the termination of the Offer, whether upon the exercise of Company Options, Company Warrants, conversion of convertible securities or otherwise (collectively, the "TENDER SHARES") on the terms and subject to the conditions provided for in this Agreement and (ii) to enter into the other agreements set forth herein; and

         WHEREAS, there are no prior agreements, arrangements or understandings with respect to the subject matter hereof or the Merger Agreement.

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

SECTION 1. Agreement to Tender.

         1.1 Tender. Each Stockholder hereby agrees, severally (and not jointly), to validly tender (or cause the record owner of such Tender Shares to validly tender), pursuant to and in accordance with the terms of the Offer, as soon as practicable after commencement of the Offer but in no event later than ten Business Days after the date of commencement of the Offer, its Tender Shares by physical delivery of the certificates therefor and to not withdraw such Tender Shares, except following termination of the Offer pursuant to its terms. Any Preferred Shares tendered pursuant to this Section 1.1 and acquired pursuant to the Offer will include, by way of amplification and not limitation, all rights associated with such Shares, including but not limited to all cash and non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect thereof on or after the date of this Agreement (including, without limitation, with respect to the Preferred Shares, rights to dividends pursuant to Section 4.17 of the Preferred Stock Purchase Agreement). Each Stockholder hereby agrees and acknowledges that it will have no rights to dividends on its Preferred Shares payable on or at any time subsequent to the purchase of such Preferred Shares pursuant to the Offer. Each Stockholder further acknowledges and agrees that Parent's and Purchaser's obligation to accept for payment and pay for the Tender Shares is subject to the terms and conditions of the Offer. Each Stockholder hereby permits Parent and Purchaser to publish and disclose in the Offer Documents and, if approval of the Company's stockholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC) its identity and ownership of the Tender Shares and the nature of its commitments, arrangements and understandings under this Agreement.

         1.2 No Inconsistent Arrangements. Each Stockholder severally (and not jointly) hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, it shall not (i) except to Purchaser, transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Company Options, Company Warrants or Tender Shares or any interest therein, (ii) except with Parent, enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Company Options, Company Warrants or Tender Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Company Options, Company Warrants or Tender Shares, (iv) deposit any Company Options, Company Warrants or Tender Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Tender Shares, (v) with respect to any Stockholder that is a holder of Company Preferred Stock, (A) elect, under
Section 3(C) of the Designation of Preferences, Limitations and Rights of Series A Convertible Preferred Stock of the Company (the "DESIGNATION"), to have the Offer or Merger or any of the transactions contemplated hereby or thereby treated as a Liquidation (as defined in the Designation) or (B) convert any Preferred Shares held by such Stockholder into any other series or class of securities of the Company or (vi) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement or which would make any representation or warranty of such Stockholder hereunder untrue or incorrect.

         1.3 No Solicitation. Each Stockholder severally (and not jointly) hereby agrees that it shall not, and shall not permit or authorize any of its affiliates, representatives or agents to, directly or indirectly, encourage, solicit, explore, participate in or initiate discussions or negotiations with, or provide or disclose any information to, any Person or group (other than Parent, Purchaser or any of their affiliates or representatives) concerning any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Offer, the Merger or any other transactions contemplated by the Merger Agreement. Each Stockholder will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. From and after the execution of this Agreement, each Stockholder shall immediately advise Parent in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations or proposals relating to an Acquisition Proposal, identify the offeror and furnish to Parent a copy of any such proposal or inquiry, if it is in writing, or a written summary of any oral proposal or inquiry relating to an Acquisition Proposal. Such Stockholder shall promptly advise Parent in writing of any development relating to such proposal, including the results of any discussions or negotiations with respect thereto. Any action taken by the Company or any member of the Board of Directors of the Company including, if applicable, any representative of any Stockholder acting in such capacity, in accordance with the second sentence of Section 6.08 of the Merger Agreement shall be deemed not to violate this Section 1.3.

         1.4 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each Stockholder severally (and not jointly) hereby agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Each Stockholder shall promptly consult with Parent and provide any necessary information and material with respect to all filings made by such Stockholder with any Governmental Authority in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby.

         1.5 Waiver of Appraisal Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have.

         1.6 Payment for Tender Shares in Excess of the Offer Price. Each Stockholder severally (and not jointly) hereby agrees that, if the Merger Agreement is terminated pursuant to Section 8.01(e) or (f) of the Merger Agreement, fifty percent (50%) of any incremental value such Stockholder actually receives for its equity in the Company (including but not limited to any Shares, Company Options and Company Warrants beneficially Owned by such Stockholder) resulting from or attributable to an Acquisition Proposal (other than with Parent or Purchaser) that is entered into or consummated within six months of the termination of the Merger Agreement that exceeds $8.25 per Common Share or $18.04 per Preferred Share (100% of such excess amount with respect to the Common Shares, Company Options, Company Warrants and the Preferred Shares, as applicable, collectively referred to as the "EXCESS AMOUNT") shall belong to Parent. Each Stockholder severally (and not jointly) accordingly agrees to hold in trust for the benefit of Parent, and to remit to Parent (in the same form of consideration as received by the Stockholder) within three Business Days of any receipt thereof, fifty percent (50%) of any Excess Amount or Amounts that such Stockholder actually receives from any Person. In the event of any change in the number of issued and outstanding Shares by reason of any stock dividend, subdivision, merger, recapitalization, combination, conversion or exchange of shares, or any other change in the corporate or capital structure of the Company (including, without limitation, the declaration or payment of a dividend of cash or securities) which would have the effect of diluting or otherwise adversely affecting Parent's rights and privileges under this Section 1.6, the Excess Amount due hereunder shall be appropriately and equitably adjusted to restore to Parent its rights and privileges under this Section 1.6. Each Stockholder severally (and not jointly) hereby agrees to reimburse Parent and Purchaser for any fees and expenses (including reasonable attorneys fees) incurred by Parent and Purchaser in connection with any successful litigation, dispute or other attempt to recover the portion of the Excess Amount due from such Stockholder pursuant to this Section 1.6 in the event that Stockholder fails to deliver such Excess Amount to Parent upon written demand.

         1.7 Transfer of Company Options and Company Warrants. Each Stockholder holding Company Options or Company Warrants severally (and not jointly) agrees that so long as this Agreement shall remain in effect, such Stockholder (for purposes of this Section 1.7, an "OPTIONHOLDER") will not transfer or exercise any Company Options or Company Warrants held by such Optionholder except to an Affiliate of such Stockholder that becomes a party to this Agreement or a similar agreement; provided, however, that each Optionholder agrees to accept at the Effective Time (as defined in the Merger Agreement) an amount in respect of such Company Options equal to the Company Option Payments and an amount in respect of such Company Warrants equal to the Company Warrant Payments, and each such Company Option and Company Warrant shall thereafter be canceled. Nothing in this Agreement shall limit the ability of the holders of Company Options or Company Warrants to exercise such securities in accordance with their terms, provided that such holder tenders the shares of Company Common Stock issued upon exercise thereof in the Offer.

         SECTION 2. Effectiveness; Termination. This Agreement shall become effective as to each Stockholder upon its execution by such Stockholder, Parent and Purchaser and upon the execution of the Merger Agreement. This Agreement may be terminated as to each Stockholder at any time by mutual written consent of such Stockholder, Parent and Purchaser. Other than the provisions of Section 1.6 and Section 6, this Agreement shall terminate, without any action by the parties hereto, on the date on which the Merger Agreement terminates in accordance with its terms.

         SECTION 3. Representations and Warranties.

         3.1 Representations and Warranties of Stockholders. Each Stockholder hereby represents and warrants, severally (and not jointly), to Parent and Purchaser as follows:

               (a) Title. Such Stockholder has good and valid title to the Owned Shares of such Stockholder, free and clear of any lien, pledge, charge, encumbrance or claim of whatever nature and, upon the purchase of the Tender Shares by Purchaser, such Stockholder will deliver good and valid title to the Tender Shares, free and clear of any lien, charge, encumbrance or claim of whatever nature.

               (b) No Other Rights. Except for this Agreement and as shown on
Schedule I hereto, there are no outstanding options, warrants or rights to purchase or acquire the Shares of such Stockholder.

               (c) Ownership of Shares. On the date hereof, the Owned Shares of such Stockholder are owned of record or beneficially by such Stockholder and, on the date hereof, such Owned Shares of such Stockholder constitute all of the Shares owned of record or beneficially by such Stockholder. Such Stockholder has sole power of disposition with respect to all of the Owned Shares of such Stockholder, with no restrictions, subject to applicable federal securities laws, on such Stockholder's rights of disposition pertaining thereto.

               (d) Power; Binding Agreement. Such Stockholder has the legal capacity, and all the necessary power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Stockholder, and assuming this Agreement has been duly and validly authorized, executed and delivered by each party hereto other than such Stockholder, this Agreement constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws, now or hereafter in effect, affecting creditor rights generally and (ii) the remedy of specific performance and injunctive and other equitable relief may be subject to equitable defenses and to the discretion of the court.

               (e) No Conflicts. Other than in connection with or in compliance with the provisions of the Exchange Act, no authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the consummation by such Stockholder of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, encumbrance, pledge, charge or claim upon any of the properties or assets of such Stockholder under,
(i) the certificate of incorporation or other organizational documents of such Stockholder, if any, or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which such Stockholder is a party or by which its properties or assets are bound.

               (f) No Finder's Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

         3.2 Representations and Warranties of Parent and Purchaser. Each of Parent and Purchaser hereby represent and warrant to each Stockholder that the Offer, the Offer Documents and the transactions contemplated thereby will comply in all material respects with the provisions of applicable federal securities laws. Parent and Purchaser further represent that the Offer Documents, on the date filed with the SEC and on the date first published, sent or given to the Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied by the Company for inclusion in the Offer Documents. Each of Parent and Purchaser agree and acknowledge that the Stockholders are entering into this Agreement in material reliance on this
Section 3.2.

         SECTION 4. Additional Shares. Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new Shares acquired by such Stockholder, if any, after the date hereof.

         SECTION 5. Further Assurances. From time to time, at the Parent's request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to carry out the provisions of this Agreement.

         SECTION 6. Miscellaneous.

         6.1 Non-Survival. The representations and warranties made by a Stockholder herein shall terminate upon the termination of this Agreement, other than such Stockholder's representations and warranties in Sections 3(a) through
(c) which shall survive the termination of this Agreement.

         6.2 Entire Agreement; Assignment. This Agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise, provided that Parent may assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

         6.3 Waiver and Amendments. Any provision of this Agreement may be waived at any time by the party which is entitled to the benefits thereof and this Agreement may be amended or supplemented at any time. No such waiver, amendment or supplement shall be effective unless in writing and signed by the party sought to be bound thereby.

         6.4 Notices. All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

                  To the Stockholders:

                           At the addresses set forth on Schedule I hereto.

                           with a copy to:

                           Jenkens & Gilchrist, P.C.
                           1445 Ross Avenue, Suite 3200
                           Dallas, Texas  75202
                           Telecopy: (214) 855-4300
                           Attention: Thomas G. Adler

                  To the Parent or Purchaser:

                           Ocean Energy, Inc.
                           1001 Fannin, Suite 1600
                           Houston, Texas  77002
                           Telecopy: (713) 265-8840
                           Attention: James T. Hackett
                                      Chairman of the Board, President
                                      and Chief Executive Officer

                           with a copy to:

                           Ocean Energy, Inc.
                           1001 Fannin, Suite 1600
                           Houston, Texas  77002
                           Telecopy: (713) 265-8840
                           Attention: Robert K. Reeves, Esq.
                                      Executive Vice President,
                                      General Counsel and Secretary

                           with a copy to:

                           Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                           1700 Pacific Avenue, Suite 4100
                           Dallas, Texas 75201
                           Telecopy: 214-969-4343
                           Attention: Michael E. Dillard, P.C.

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one Business Day after being deposited with a next day courier, postage prepaid, or
(iii) three Business Days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

         6.5 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided, however, that the laws of the State of Nevada will govern the internal affairs of the Company. Each Stockholder, Parent and Purchaser irrevocably submits to the exclusive jurisdiction of any Texas state or federal court sitting in the State of Texas in any action arising out of or relating to this Agreement, hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such Texas state or federal court, and hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

         6.6 Specific Performance. Each Stockholder recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause Parent to sustain damages for which it would not have an adequate remedy at law, and therefore each Stockholder agrees that in the event of any such breach Parent shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

         6.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement. Notwithstanding anything in this Agreement to the contrary, regardless of the number of Stockholders that enter into this Agreement, all obligations, duties and liabilities of the Stockholders hereunder shall be several and not joint.

         6.8 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         6.9 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

         6.10 Expenses. Each of the parties shall pay its own expenses in connection with the negotiation, execution and performance of this Agreement.

                            [SIGNATURE PAGES FOLLOW]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                       OCEAN ENERGY, INC.



                                       By: /s/ James T. Hackett
                                          -------------------------------------
                                           James T. Hackett
                                           Chairman of the Board, President
                                           and Chief Executive Officer

                                       OEI ACQUISITION CORP.



                                       By: /s/ James T. Hackett
                                          -------------------------------------
                                           James T. Hackett
                                           Chairman of the Board, President
                                           and Chief Executive Officer

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                       EL PASO CAPITAL INVESTMENT COMPANY, LLC


                                       By: /s/ John Harrison
                                          -------------------------------------
                                       Name:  John Harrison
                                            -----------------------------------
                                       Title: Sr. Managing Director and CFO
                                             ----------------------------------

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                          /s/ Thomas A. Reiser
                                          -------------------------------------
                                          Thomas A. Reiser

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                          /s/ Paul B. David
                                          -------------------------------------
                                          Paul B. David

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                          /s/ Peggy C. Simpson
                                          -------------------------------------
                                          Peggy C. Simpson

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.


                                          /s/ Frank A. Lodzinski
                                          -------------------------------------
                                          Frank A. Lodzinski

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.


                                          /s/ T. W. Hoehn, III
                                          -------------------------------------
                                          T. W. Hoehn, III

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.


                                          /s/ Arthur L. Smith
                                          -------------------------------------
                                          Arthur L. Smith

                                   SCHEDULE I

            STOCKHOLDER
          NAME AND ADDRESS                       COMMON STOCK     PREFERRED STOCK   COMPANY OPTIONS   COMPANY WARRANTS
          ----------------                       ------------     ---------------   ---------------   ----------------
El Paso Capital Investment Company LLC                     --             152,291                --                 --
Attn:  Robert Zorich
1100 Louisiana, Suite 3150
Houston, TX 77002-5218

Thomas A. Reiser                                       48,304               6,919            28,083                 --
2020 N. Memorial Way
Houston, TX 77007

Paul B. David                                          57,257              18,750            22,467                 --
204 Kings Road
Lafayette, LA 70503

Peggy C. Simpson                                       50,646                  --            59,317                 --
3614 Lost Oak Drive
Spring, TX 77388

Frank A. Lodzinski                                     40,000                  --           132,333                 --
18726 White Candle
Spring, TX 77388-5856

T. W. Hoehn, III                                      104,572                  --                --                 --
c/o Hoehn Motors
5475 Paseo Del Norte
Car Country Drive
Carlsbad, CA 92008

Arthur L. Smith                                            --              12,500                --                 --
John S. Herold, Inc.
Wedgewood International Tower
1415 Louisiana, Suite 2210
Houston, TX 77002